Exhibit 4.1

Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS WARRANT SHALL BECOME VOID AFTER 5:00 P.M. EASTERN TIME ON NOVEMBER 05, 2012 ("EXPIRATION DATE").

CELSIUS HOLDINGS, INC.
WARRANT TO PURCHASE 1,000,000 SHARES OF
COMMON STOCK, $0.001 PAR VALUE PER SHARE ("COMMON STOCK")

Series One
Warrant Certificate No.  W 2009-001                                                      Issuance Date: November 05, 2009

Number of Shares:           1,000,000                                                           Holder                 Pez-Mar, Inc.

Expiration Date:                November 05, 2012                                          Address              c/o Jackoway Tyerman Werthiemer
                             Austen Mandelbaum Morris & Klein
                             1925 Century Park East, 22nd Floor
                             Los Angeles, California 90067
                             310.553.0305 (phone)
                             310.553.5036 (fax)

Exercise Price Per Share:	$0.45 (forty five cents)

For identification only.  The governing terms of this Warrant are set forth below.

For VALUE RECEIVED, subject to the terms hereof, Pez-Mar, Inc. ("Warrantholder"), is entitled to purchase 1,000,000 shares ("Warrant Shares") of Common Stock, subject to the provisions of this Warrant, from Celsius Holdings, Inc., a Nevada corporation ("Corporation"), in whole or in part, at any time or from time to time, not later than 5:00 P.M., Eastern time, on November 05, 2012 (the “Expiration Date”), at an exercise price per share equal to $0.45 (forty five cents) (the average of the closing prices of a share of the Common Stock over the 30-day period ending immediately prior to the date of the execution of the Service Agreement) (being herein called the "Warrant Price").  The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

Section 1. Piggy-Back Registration Right.

(a)           Although this Warrant and the Warrant Shares have not been registered as of the issuance date under the Securities Act of 1933, as amended ("Securities Act"), the Corporation shall notify the Warrantholder in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act after the date hereof (but excluding updates and amendments to previously filed registration statements and/or registration statements relating to employee benefit plans, corporate reorganizations or other transactions under Rule 145 of the Securities Act or with respect to registration statements for underwritten offerings, except as specifically provided herein) and will afford the Warrantholder an opportunity to include in such registration statement all or part of the Warrant Shares.  If the Warrantholder desires to include in any such registration statement all or any part of the Warrant Shares held by it/him, within fifteen (15) days after the above-described notice from the Corporation, the Warrantholder shall so notify the Corporation in writing.  If a Warrantholder decides not to include all of its/his Warrant Shares in any registration statement thereafter filed by the Corporation, such Warrantholder shall nevertheless continue to have the right to include any Warrant Shares in any subsequent registration statement or registration statements as may be filed by the Corporation with respect to offerings of its securities, unless otherwise excluded hereby, all upon the terms and conditions set forth herein.

(b)           If the registration statement under which the Corporation gives notice under Section 1(a) is for an underwritten offering, the Corporation shall so advise the Warrantholder.  In such event, the right of such Warrantholder to be included in a registration pursuant to Section 1(a) shall be conditioned upon the underwriter’s agreement to Warrantholder’s participation in such underwriting and the inclusion of all of such Warrantholder’s Warrant Shares in the underwriting to the extent provided herein.  If the Warrantholder proposes to distribute its/his Warrant Shares through such underwriting, and the underwriter agrees to such inclusion, the Warrantholder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Corporation.  If the Warrantholder disapproves of the terms of any such underwriting, the Warrantholder may elect to withdraw therefrom by written notice to the Corporation and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Warrant Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)           All registration expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1 herein shall be borne by the Corporation.

(d)           To the extent permitted by law, the Corporation will indemnify and hold harmless the Warrantholder and each person, if any, who controls such Warrantholder against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Corporation: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Corporation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Corporation will pay as incurred to the Warrantholder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 1(d) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Corporation, which consent shall not be unreasonably withheld, nor shall the Corporation be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Warrantholder.

(e)           If the indemnification provided for in this Section 1 is held by a court of competent jurisdiction to be unavailable to the Warrantholder with respect to any losses, claims, damages or liabilities referred to herein, the Corporation, in lieu of indemnifying such Warrantholder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Warrantholder as a result of such loss, claim, damage or liability.  The obligations of the Corporation under this Section 1 shall survive completion of any offering of Warrant Shares in a registration statement.

Section 2. Transfers. As provided herein, this Warrant may be transferred only with the Corporation’s prior written consent or pursuant to a registration statement filed under the Securities Act or an exemption from such registration. Subject to such restrictions, the Corporation shall transfer this Warrant from time to time upon the books to be maintained by the Corporation for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Corporation to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Corporation.

Section 3. Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part, at any time or from time to time, upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the "Exercise Agreement") and payment by certified check or wire transfer of funds of the Warrant Price for that number of Warrant Shares then being purchased, to the Corporation during normal business hours on any business day at the Corporation's principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holder hereof). The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Corporation shall have been provided to the Corporation), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding thirty (30) days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Corporation shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. Notwithstanding any contrary provision, in no event shall any Warrantholder be entitled to a net-cash exercise of any portion of the Warrant.

Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant in the manner provided above, the Warrantholder may elect to a cashless exercise and receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Corporation together with the Exercise Agreement in which event the Corporation shall issue to the Warrantholder a number of shares of Common Stock computed using the following formula:

X =   Y (A-B)
A

Where     X =  the number of Warrant Shares to be issued to the Warrantholder

Y =   the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A =   the fair market value of one Warrant Share (at the date of such calculation)

B =   Warrant Price (as adjusted to the date of such calculation)

For purposes of this Section 3, the fair market value of each Warrant Share on the date of calculation shall mean with respect to each Warrant Share the average of the closing price of a share of the Common Stock over the 5-day period ending immediately prior to the date of the execution of the Exercise Agreement.

Section 4. Compliance with the Securities Act of 1933. The Corporation shall cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on the Common Stock or any other security issued or issuable upon exercise of this Warrant, unless counsel for the Corporation is of the opinion as to any such security that such legend is unnecessary.

Section 5. Payment of Taxes.

(a)
The Corporation will pay any documentary stamp taxes attributable to the initial issuance of the Warrant and the Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant, and in such case, the Corporation shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation's reasonable satisfaction that such tax has been paid.

(b)
The Warrantholder or other holder shall be responsible for any income, capital gains or other similar taxes due under any federal, state, local, foreign or other law, if any such tax is due related to the receipt and/or exercise of this Warrant and/or the receipt and/or resale of the Warrant Shares.  The Corporation has no obligation, but shall be entitled, to deduct and withhold a sufficient number of Warrant Shares and/or amount of other consideration payable or otherwise deliverable pursuant to this Warrant to the Warrantholder or other holder as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such Warrant Shares or amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Warrant as having been delivered or paid to the Warrant Holder or other holder to whom such Warrant Shares or amounts would otherwise have been delivered or paid.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Corporation shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Corporation in its sole discretion.

Section 7. Reservation of Common Stock. The Corporation hereby represents and warrants that there have been reserved, and the Corporation shall at all applicable times keep reserved until issued (if necessary) out of the authorized and unissued Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by the Warrant. The Corporation agrees that all Warrant Shares issued upon exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Corporation.  The Corporation hereby covenants that all Warrant Shares, when delivered upon exercise, shall be free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws.

Section 8. Adjustments. The Corporation represents and warrants to Warrantholder that the Corporation’s authorized capital stock as of the date hereof consists of 1,050,000,000 shares of authorized capital stock of  Celsius Holdings, Inc., which has been divided into 1,000,000,000 authorized shares of Common Stock with a par value $0.001 per share, of which at or just prior to the date of this Warrant  152,865,325 shares are issued and outstanding and 50,000,000 shares of authorized Preferred Stock with a par value $0.001 per share, of which at the time of closing at or just prior to the date of this Warrant 6,081 shares are issued and outstanding, the 6,081 Preferred Stock is convertible into a maximum of 106,250,000 shares of Common Stock. Subject and pursuant to the provisions of this Section, the Warrant Price and number of Warrant Shares issuable pursuant to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a)
If the Corporation shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Corporation so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(b)
If any capital reorganization, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or sale, transfer or other disposition of all or substantially all of the Corporation's assets to another entity or person shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price and Warrant Shares) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor entity or person (if other than the Corporation) resulting from such consolidation or merger, or the entity or person purchasing or otherwise acquiring such assets or other appropriate corporation, person or entity shall assume the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c)
 In case the Corporation shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger) or evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in paragraph (a) of this Section), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock (as defined below), less the fair market value (as determined by the Corporation's Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock. "Market Price" as of a particular date (the "Valuation Date") shall mean the following: (i) if the Common Stock is then listed on a national stock exchange, the price per share of the last sale of Common Stock on such exchange on the last trading day prior to the Valuation Date; (ii) if the Common Stock is then quoted on the Nasdaq National Market or Nasdaq SmallCap Market ("Nasdaq"), the price per share of the last sale of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (iii) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (iv) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq or the OTC Bulletin Board, the fair market value of one share of Common Stock as of the Valuation Date, which shall be determined in good faith by the Board of Directors of the Corporation and the Warrantholder. The Board of Directors of the Corporation shall respond promptly, in writing, to an inquiry by the Warrantholder (prior to the expiration or full exercise of this Warrant) as to the Market Value of a share of Common Stock as determined by the Board of Directors of the Corporation. In the event that the Board of Directors of the Corporation and the Warrantholder are unable to agree upon the fair market value in respect of this paragraph (c), the Corporation and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Corporation and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

(d)
In the event that, as a result of an adjustment made pursuant to paragraph (a) of this Section, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(e)
Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Warrant Shares or Warrant Price in the case of the issuance of any (A) Capital Stock (including without limitation, Common Stock, Preferred Stock or any other capital stock hereafter authorized), warrants, options or convertible securities issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation pursuant to a resolution of the Board of Directors or pursuant to an equity compensation program approved by the Board of Directors of the Corporation or the compensation committee of the Board of Directors of the Corporation, (B) Capital Stock upon the conversion or exercise of warrants, options or convertible securities (C) Capital Stock issued in any public or private offering for cash at such price as the Board of Directors shall determine in good faith or (D) Capital Stock issued as full or partial consideration for a merger or acquisition, or a strategic allegiance or alliance in which the Corporation with respect to such strategic allegiance or alliance issues shares of its equity securities, approved by the Board of Directors of the Corporation.

Section 9. Fractional Interest. The Corporation shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be delivered upon such exercise, the Corporation, in lieu of delivering such fractional share, shall pay to the exercising holder of this Warrant an amount in cash equal to the current Market Price of such fractional share of Common Stock (rounded up to the nearest one cent). However, the Corporation is not required to issue a payment of less than $1 (one dollar).

Section 10. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Corporation and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Corporation and the Warrantholder.

Section 11. Identity of Transfer Agent. The Transfer Agent for the Common Stock is Interwest Transfer, Inc. having an address at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, UT 84117. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Corporation's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Corporation will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 12. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price or Warrant Shares, the Corporation shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Corporation, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 13. Notices. Any notice pursuant hereto to be given or made by the Warrantholder to or on the Corporation shall be sufficiently given or made if sent by certified mail, return receipt requested, postage prepaid, or by telecopier, or by e-mail or otherwise delivered by hand or by messenger, addressed or telecopied to the person to whom such notice or communication is being given addressed as follows:

Celsius Holdings, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attention: Jan Norelid
Fax No. (561) 276-2268
E-Mail: jnorelid@celsius.com

or such other address as the Corporation may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section.

Any notice pursuant hereto to be given or made by the Corporation to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier services by overnight service, to the address set forth on the books of the Corporation or, as to each of the Corporation and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands, directions and other communications shall, when sent by courier be effective one (1) day after delivery to such courier as provided and addressed as aforesaid.

Section 14. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 15. Governing Law. This Warrant and the validity and enforceability hereof shall be governed by and construed and interpreted in accordance with the laws of the state of Florida without giving effect to conflict of laws rules or choice of laws rules thereof. All legal proceedings concerning the interpretations, enforcement and defense of terms of the Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Palm Beach County Florida (the "Florida Courts"). By accepting the Warrant, the Warrant Holder and any other holder shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any term of the Warrant), and shall be deemed to have irrevocably waived, and agreed not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding; provided, however, that, insofar as the Corporation is incorporated under the laws of the State of Nevada, the General Corporation Law of the State of Nevada (or any successor statute) shall govern those matters that apply to the internal governance of the Corporation.

Section 16. Amendments and Waivers; Representation. This Warrant may be amended only by a writing signed by the Corporation and the Warrantholder.  The signatory to this Agreement on behalf of Celsius Holdings, Inc. represents and warrants that she or he is duly authorized by Celsius Holdings, Inc. to fully bind Celsius Holdings, Inc. to each and every provision of this Agreement, and by her or his execution of this Agreement is expressly consenting on behalf of Celsius Holdings, Inc. to each and every provision of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, Celsius Holdings, Inc. has caused this Warrant to be duly executed, as of the day and year first above written.

CORPORATION:

CELSIUS HOLDINGS, INC.

By:       /s/ Stephen C. Haley

Name:  Stephen C. Haley
Title:    President

Acceptance:

HOLDER:

PEZ-MAR, INC.

By:      /s/ Mario Lopez

Name: Mario Lopez
Title:   President

[SIGNATURE PAGE TO CELSIUS HOLDINGS, INC. WARRANT TO PURCHASE COMMON STOCK]